Exhibit 99.1

FOR IMMEDIATE RELEASE

Aegion Corporation Formed to Serve as New Parent Holding Company
for Insituform Technologies and its Subsidiaries

Reorganization Supports Growth Strategy

ST. LOUIS, MO, October 25, 2011 –  Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today announced the completion of an internal reorganization whereby a new Delaware parent holding company, Aegion Corporation, has been created to provide corporate and administrative services for its operating subsidiaries (Insituform Technologies, The Bayou Companies, Corrpro Companies, United Pipeline Systems, CRTS, Fibrwrap Construction Services and Fyfe).   In the new structure, Aegion replaces Insituform as the public company, and Insituform and its former direct subsidiaries are now direct subsidiaries of Aegion.   Aegion’s common stock is traded on the Nasdaq Global Select Market under its new symbol “AEGN.”

Upon completion of the reorganization and without any action on the part of the Insituform stockholders, each share of Insituform common stock (with its attached preferred stock right) was converted into one share of Aegion common stock (with an attached preferred stock right).   The management and board of directors of Aegion are identical to that of Insituform prior to the reorganization, as are the certificate of incorporation, bylaws and other corporate governance documents.

J. Joseph Burgess, President and Chief Executive Officer of Insituform, and now Aegion, said:  “There are inflection points in every company’s evolution, moments that reflect a major shift in strategy.  That moment came for Insituform in 2011 when for the first time our global sewer contracting business will represent less than 50 percent of our revenue, after representing approximately 88 percent of our revenue in 2007.  This transition was the direct result of the implementation of our strategic plan to diversify into higher growth and higher return products and services in the energy and mining and high growth commercial and structural rehabilitation markets.”

Burgess continued:  “The Insituform name represents where we came from.  It identified the flagship technology that is closely aligned to the trenchless sewer rehabilitation business upon which this company depended for so many years.  As one of that industry’s most powerful and recognizable brands, we will continue to use the Insituform name for our subsidiaries and products that operate in the water and wastewater business segments.”

“This company has now developed beyond those roots.  Aegion (a combination of the Greek roots “Aegis” meaning a protective shield and “Eon” meaning a long period of time) reflects our new mission of extending our leadership capabilities to furnish products and services to provide long-term protection for water and wastewater pipes, oil and gas pipelines, as well as commercial and governmental structures and transportation infrastructure.  Our new corporate name and our new corporate structure are recognition of the company’s strategy to continue development in these new directions.”

“We also expect that the new holding company structure will allow us to reorganize our various operating subsidiaries in a more tax efficient manner, facilitate a more cost-effective repatriation of cash to the United States and better manage possible legal liabilities.”

The formation of the holding company will not have any federal or state tax consequences to the stockholders of Insituform.  Stockholders will not be required to do anything to convert their Insituform shares and the accompanying preferred stock rights to Aegion shares and preferred stock rights.  Share certificates evidencing Insituform shares and rights will, automatically and without any further action, be deemed to evidence an identical number of shares and rights of Aegion.  As Insituform share certificates are presented to the transfer agent for transfers in the ordinary course, Aegion stock certificates will be issued to the new stockholders.   If any stockholder wishes to exchange the current Insituform stock certificate for an Aegion certificate prior to an ordinary course transfer of the underlying shares, the stockholder may do so by contacting American Stock Transfer Company, the Company’s transfer agent, at American Stock Transfer & Trust Company, LLC, Attn. Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219, telephone no: 1-800-937-5449 for instructions as to how to complete the exchange.

About Aegion Corporation (formerly Insituform Technologies, Inc.)

Aegion Corporation is a holding company for Insituform Technologies and each of the operating companies that were formerly subsidiaries of Insituform (Bayou Companies, Corrpro Companies, United Pipeline Systems, CRTS, Fibrwrap Construction Services and Fyfe Co.).  The combined operating companies make Aegion a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of sewer, water, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures.  More information about Aegion can be found on its internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  We make forward-looking statements in this new release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words, “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission under the name Insituform Technologies, Inc. on February 28, 2011, and in our subsequent quarterly reports on Form 10-Q.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by us from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Insituform®, Aegion™, the Insituform® logo and the Aegion™ logo are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

For more information, contact:
David F. Morris
Senior Vice President and Chief Administrative Officer
636-530-8000